UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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JOY GLOBAL INC.
(Name of Registrant as Specified In Its Charter)

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JOY GLOBAL INC.
Notice of 2010
Annual Meeting of
Shareholders and
Proxy Statement

JOY GLOBAL INC.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202
NOTICE OF ANNUAL MEETING
The annual meeting of shareholders of Joy Global Inc. will be held at the InterContinental Hotel, 139 East Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, on Tuesday, March 9, 2010 at 7:30 a.m. for the following purposes:
1.	To elect eight persons to the corporation’s Board of Directors;
2.	To ratify the appointment of Ernst & Young LLP as the corporation’s independent registered public accounting firm; and
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Shareholders of record at the close of business on January 8, 2010 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at the corporation’s headquarters at least 10 days prior to the meeting and may be inspected during business hours by any shareholder for any purpose germane to the meeting.
Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the annual meeting. We urge you to vote your shares at your earliest convenience by submitting your proxy by Internet, telephone, or by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By order of the Board of Directors,

Sean D. Major
Executive Vice President,
General Counsel and Secretary
January 26, 2010
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on March 9, 2010. Our proxy statement and 2009 annual report to shareholders are available at www.joyglobal.com.

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation, for use at the 2010 annual meeting of shareholders to be held at the InterContinental Hotel, 139 East Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, on Tuesday, March 9, 2010 at 7:30 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card, and annual report are being mailed to shareholders on or about January 26, 2010.
Proxies
Properly signed and dated proxies received by the corporation’s Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction: FOR the election to the Board of Directors of the persons nominated by the Board; FOR the ratification of the appointment of the independent auditor; and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.
Any proxy may be revoked by the person executing it for any reason at any time before the polls close by filing with the corporation’s Secretary a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. The Board of Directors has appointed an officer of American Stock Transfer & Trust Company, transfer agent for the corporation’s common stock, $1.00 par value per share (the “Common Stock”), to act as an independent inspector at the annual meeting.
Record Date, Shares Outstanding and Quorum
Shareholders of record of Common Stock at the close of business on January 8, 2010 (the “Record Date”) are entitled to vote on all matters presented at the annual meeting. As of the Record Date, 102,873,043 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each such share is entitled to one vote.
To be effective, a matter presented for a vote of shareholders at the annual meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the annual meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the annual meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.
If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares represented at the meeting may adjourn the meeting from time to time without further notice.
Ratification of the appointment of Ernst & Young LLP as the corporation’s independent registered accounting firm (Proposal 2) is a routine proposal. Accordingly, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to Proposal 2, your broker or nominee will have discretionary authority to vote your shares under applicable rules.

Required Vote
Proposal 1: Election of Directors. Directors are elected by plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (eight at the annual meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote, or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.
Proposal 2: Ratification of the appointment of Ernst & Young LLP as the corporation’s registered independent public accountants for Fiscal 2010. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voted at the meeting is required to ratify the appointment of Ernst & Young LLP as the corporation’s independent registered public accounting firm for the fiscal year ending October 29, 2010. Any shares present and not voted (whether by broker non-vote, abstention, or otherwise) will have no effect on the vote to ratify the appointment of the corporation’s independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists the beneficial ownership of Common Stock as of January 20, 2010 by any person known to the corporation to own beneficially more than 5% of its Common Stock, each of the persons nominated for election as directors, each of the executive officers named in the Summary Compensation Table, and the corporation’s executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. In addition to beneficial ownership of shares set forth in this table, each of our named executive officers and non-employee directors owns restricted stock units as set forth in the stock awards columns of the Outstanding Equity Awards at Fiscal Year-End 2009 table on page 23 and in the stock awards column of footnote 2 to the Director Compensation table on page 33, respectively.

Name and Address of Beneficial Owner	Shares Owned (1)		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,503,707	(2)	10.21%

Capital World Investors 333 South Hope Street Los Angeles, California 90071	6,753,840	(3)	6.57%

Michael W. Sutherlin	414,565		*
Steven L. Gerard	6,950		*
John Nils Hanson	360,229	(4)	*
Ken C. Johnsen	—
Gale E. Klappa	—
Richard B. Loynd	10,500		*
P. Eric Siegert	—
James H. Tate	2,250		*
Michael S. Olsen	36,308		*
Edward L. Doheny II	103,388		*
Dennis R. Winkleman	40,334		*
Sean D. Major	25,562		*
All executive officers and directors as a group (14 persons)	1,032,798	(5)	1.0%

*	Less than 1%

(1)	The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, it represents shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of January 20, 2010. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

None of the shares shown as owned by directors or executive officers have been pledged as security.

Includes the following number of shares with respect to which the respective director or executive officer has the right to acquire beneficial ownership:

Name	Number of shares

Mr. Sutherlin	345,874
Mr. Olsen	19,334
Mr. Doheny	92,601
Mr. Winkleman	20,000
Mr. Major	20,000
All executive officers and directors as a group	527,943

The amounts above include shares such person or group may acquire upon (1) exercise of stock options exercisable within 60 days of January 20, 2010, and (2) shares such person or group has a right to acquire upon settlement of deferred stock units.

(2)	Based on information contained in a Schedule 13G that BlackRock, Inc. filed with the Securities and Exchange Commission on January 8, 2010. The Schedule 13G states that BlackRock, Inc. has sole voting and sole dispositive power over 10,503,707 shares.

(3)	Based on information contained in Amendment No. 1 to Schedule 13G that Capital World Investors filed with the Securities and Exchange Commission on February 13, 2009. The Amendment states that Capital World Investors has sole voting power over 2,276,600 shares and sole dispositive power over 6,753,840 shares.

(4)	Includes 30,000 shares of Common Stock from the Hanson Family Foundation of which Mr. Hanson is a trustee.

(5)	Includes 2,578 shares and 30,134 shares underlying stock options exercisable within 60 days of January 20, 2010, by one executive officer not named in the Summary Compensation Table.

PROPOSAL #1: ELECTION OF DIRECTORS
The Board of Directors consists of eight members. All members of the Board of Directors are elected by the holders of Common Stock at each annual meeting. The following table shows certain information, including the principal occupation and recent business experience for each of the eight individuals nominated by the Board of Directors for election at the 2010 annual meeting. All of the nominees are presently directors whose terms expire in 2010 and who are nominated to serve terms ending at the 2011 annual meeting or until their successors are duly elected and qualified. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR STEVEN L. GERARD, JOHN NILS HANSON, KEN C. JOHNSEN, GALE E. KLAPPA, RICHARD B. LOYND, P. ERIC SIEGERT, MICHAEL W. SUTHERLIN, AND JAMES H. TATE TO SERVE AS DIRECTORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE 2011 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, OR UNTIL THEIR EARLIER DEATH, RESIGNATION, OR REMOVAL.

		Director
		Since
Steven L. Gerard	Chairman and Chief Executive Officer of CBIZ, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio, since 2000. Mr. Gerard is also a director of Lennar Corporation. He is 64.	2001

John Nils Hanson	Chairman of the corporation. Mr. Hanson was Chairman, President and Chief Executive Officer of the corporation from 2000 to 2006. Mr. Hanson is also a director of Arrow Electronics, Inc. He is 68.	1996

Ken C. Johnsen	Counsel at Parr Brown Gee & Loveless, a Utah-based law firm. From 2004 to 2009 Mr. Johnsen was Managing Director, Oak Canyon Partners, LLC, a private equity fund that provides consulting services and investment capital to special situation companies, both public and private. He also served as a director and President of Amerityre Corporation from 2006 to 2007. He was a member of the Cox Group, a residential and commercial real estate firm, from 2005 to 2006 and President and Chief Executive Officer of Geneva Steel Holdings Corp. from 2001 to 2005. He is 51.	2001

Gale E. Klappa	Chairman, President and Chief Executive Officer of Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses since 2004. He is 59.	2006

		Director
		Since
Richard B. Loynd	President of Loynd Capital Management. Mr. Loynd was previously Chairman of the Executive Committee and former Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc., the largest home furniture manufacturer in the United States. He is 82.	2001

P. Eric Siegert	Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. He is 44.	2001

Michael W. Sutherlin	President and Chief Executive Officer and a director of the corporation since 2006. He was Executive Vice President of the corporation and President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. He is also a director of Tesco Corporation. He is 63.	2006

James H. Tate	Independent consultant. Mr. Tate was acting Chief Financial Officer for the corporation from March 4, 2008 to December 9, 2008. From 2005 to 2006, he was Executive Vice President, Chief Administrative Officer and Chief Financial Officer of TIMCO Aviation Services, Inc. Mr. Tate was an independent consultant from 2004 to 2005 and from 1995 to 2004 he was Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation, a manufacturer of welding and cutting equipment. He is 62.	2001

PROPOSAL #2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the corporation’s independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending October 29, 2010. E&Y has been the corporation’s Independent Auditor since Fiscal 2002. For additional information regarding the corporation’s relationship with E&Y, please refer to the Audit Committee Report on page 40 and the Audit Fees disclosure on page 41.
Although ratification is not required by the corporation’s Certificate of Incorporation, Bylaws, Audit Committee Charter, or otherwise, the Board of Directors is submitting the selection of E&Y to shareholders for ratification as a matter of corporate governance practice. E&Y representatives will be present at the 2010 annual meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions at the meeting.
If the shareholders do not approve the appointment of E&Y as Independent Auditor for Fiscal 2010, the adverse vote will be considered a direction to the Audit Committee to consider other auditing firms for Fiscal 2011. However, the Audit Committee will still have discretion to determine who to appoint for Fiscal 2011 and, due to the difficulty in making a substitution of auditing firms so long after the beginning of the current fiscal year, the appointment for Fiscal 2010 will stand unless the Audit Committee finds other good reason for making a change. If the shareholders ratify the appointment of E&Y, the Audit Committee may, in its discretion, select a different Independent Auditor at any time during the year if it determines that such a change would be in the best interests of the corporation and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #2 TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT AUDITOR FOR FISCAL 2010.

CORPORATE GOVERNANCE
Board of Directors Structure and Operations
The Board of Directors is responsible for the oversight of the management and direction of the corporation and for establishing broad corporate policies. The Board’s approach to corporate governance is reflected in the corporation’s Corporate Governance Principles and structure of committees that operate under written charters. The Corporate Governance Principles and charters for the Board’s three standing committees — Audit, Human Resources and Nominating, and Executive — may be viewed on the corporation’s website: www.joyglobal.com.
The Board of Directors is comprised of eight directors. The Board determined that all directors other than Messrs. Hanson and Sutherlin are independent under Nasdaq listing standards. In assessing the independence of directors under Nasdaq listing standards, the Board of Directors considered Mr. Tate’s interim service as Chief Financial Officer from March 4, 2008 until December 9, 2008, as well as the compensation Mr. Tate received for such service. Pursuant to Nasdaq guidance, employment of a director as an interim executive officer for a period not longer than one year does not disqualify the director from being considered independent after termination of the interim service. The Board concluded in light of such guidance that Mr. Tate’s former interim employment and the compensation he received therefor would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, the Board has considered Mr. Tate to be an independent director under Nasdaq listing standards since December 9, 2008.
The directors completed a board self-performance assessment.
Lead Independent Director
Richard Loynd has served as the corporation’s lead independent director since December 4, 2007. The lead independent director’s responsibilities include:
•	leading meetings of the independent directors, including executive sessions of the independent directors held in conjunction with meetings of the full board of directors;
•	calling meetings of the independent directors and setting the agenda for such meetings;
•	briefing the Chief Executive Officer, Chairman, and any other director not participating in a meeting of independent directors regarding matters discussed in the executive sessions or meetings of the independent directors, and reporting back to the independent directors as appropriate;
•	soliciting suggestions from management as matters that they would like the independent directors to review or act upon in their meetings or executive sessions;
•	chairing meetings of the Board when the Chairman is not in attendance;
•	acting as representative or spokesman for the independent directors where advisable in communications with shareholders, other stakeholders or the media; and
•	generally acting as liaison among the directors and with management.

Meetings
The Board of Directors held eight meetings during Fiscal 2009. Each of the directors attended at least 94% of the Board meetings and committee meetings, of which he was a member, held during the fiscal year. The Board of Directors met without the Chief Executive Officer four times in Fiscal 2009. All directors attended the 2009 annual meeting and all are expected to attend the 2010 annual meeting.
Communications
Shareholder communications intended for the Board of Directors, a committee of the Board, or for particular directors, including the lead independent director, (other than shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and communications made in connection with such proposals) may be sent in care of the corporation’s Secretary at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. The Secretary will forward all such communications to the Board of Directors, the applicable committee, or to particular directors as requested.
Communications from employees regarding accounting, internal accounting controls, auditing matters, or any violation of the Joy Global Inc. Worldwide Business Conduct Policy or applicable law may be directed to the Secretary at the address above, or may be made anonymously through the Joy Global Inc. Employee Hotline. Employees may access the Employee Hotline 24 hours a day, seven days a week through a toll-free number or by making an online report with the corporation’s third-party Employee Hotline service provider. The corporation prohibits retaliation against any employee who raises a good faith concern regarding compliance with the Worldwide Business Conduct Policy, any other corporate governance policy, or applicable law.
Committees
The Board’s standing committees are the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee. In addition, the Board may from time to time authorize additional ad hoc committees, as it deems appropriate.
Audit Committee and Audit Committee Financial Expert
The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Gale E. Klappa (Chair), P. Eric Siegert, Steven L. Gerard, and Ken C. Johnsen. The Board of Directors has determined that Mr. Klappa is an audit committee financial expert within the meaning of Securities and Exchange Commission rules. Mr. Johnsen joined the Audit Committee on February 24, 2009. The Board of Directors has also determined that all members of the Audit Committee are independent under Nasdaq Marketplace Rule 5605(a)(2).
The Audit Committee has the sole authority to appoint and replace the Independent Auditor and is directly responsible for the compensation and oversight of the Independent Auditor. The Audit Committee met eight times during Fiscal 2009. The primary function of the Audit Committee is to oversee:
(1)	the integrity of the financial statements of the corporation;

(2)	the Independent Auditor’s qualifications and independence;

(3)	the performance of the corporation’s internal audit function and the Independent Auditor; and

(4)	the compliance by the corporation with legal and regulatory requirements.

Human Resources and Nominating Committee
Current members of the Human Resources and Nominating Committee are Richard B. Loynd (Chair), Steven L. Gerard, and James H. Tate, who joined the Human Resources and Nominating Committee on February 24, 2009. The Human Resources and Nominating Committee met five times during Fiscal 2009. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under Nasdaq Marketplace Rule 5605(a)(2).
The primary functions of the Human Resources and Nominating Committee are to:
(1)	develop and recommend to the Board corporate governance principles;

(2)	review management staffing and make recommendations to the Board;

(3)	review and approve management compensation programs;

(4)	administer the corporation’s equity and incentive compensation plans;

(5)	evaluate the Board and management;

(6)	evaluate Board practices and make recommendations to the Board;

(7)	develop and recommend qualifications for directors to the Board;

(8)	manage a process for identifying and evaluating director nominees;

(9)	evaluate and recommend to the Board director nominees; and

(10)	develop and recommend to the Board director compensation programs; and

(11)	review and approve the corporation’s succession planning.
The Human Resources and Nominating Committee will consider director candidates recommended by the corporation’s shareholders. Recommendations should be directed to the Committee in care of the corporation’s Secretary. Under the corporation’s bylaws, shareholder nominations of directors must be received by the corporation at its principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, not less than 90 days before the date of an annual meeting. Any such nomination must contain the information specified in the corporation’s bylaws.
In Fiscal 2004 the Human Resources and Nominating Committee and the Board of Directors adopted a list of qualifications for service as a director. They include:
(1)	the education, breadth of experience, and current insights necessary to comprehend the strategic plans and goals of the corporation and provide oversight of management’s accomplishment of those plans and goals;

(2)	a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character, and ethics; and

(3)	a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management.
The Committee also believes that it is generally desirable for all non-employee directors to be able to satisfy the criteria for independence established by the Securities and Exchange Commission and Nasdaq listing standards. However, with respect to Mr. Hanson who served as our Chief Executive Officer from 1999 to 2006 and retired on February 1, 2007, the Committee determined that it is in the corporation’s best interest for him to continue to serve as a director and Chairman despite the fact that he does not satisfy such independence criteria due to his prior employment by the corporation.
The Human Resources and Nominating Committee and the Board of Directors have also developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things:
(1)	review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term;

(2)	investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management, or other directors to determine their eligibility to be nominated to become directors;

(3)	consider the appropriateness of adding additional directors to the Board; and

(4)	interview candidates for nomination.
Executive Committee
Current members of the Executive Committee are Richard B. Loynd (Chair), John Nils Hanson, Gale E. Klappa, P. Eric Siegert, and Michael W. Sutherlin. The primary functions of the Executive Committee are to consider specific proposals to:
(1)	modify the corporation’s capital structure;

(2)	acquire or divest businesses;

(3)	acquire a company;

(4)	make significant investments in the corporation; or

(5)	enter into strategic alliances with the corporation.
In addition, the Executive Committee may act upon a matter when it determines that prompt action is in the best interest of the corporation and it is not possible or necessary to call a meeting of the full Board. The Executive Committee did not meet during Fiscal 2009.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses our compensation policies and arrangements that are applicable to the named executive officers (NEOs) appearing in the Summary Compensation Table below. Our named executive officers consist of:
•	Michael W. Sutherlin, our Chief Executive Officer;
•	James H. Tate, one of the corporation’s directors who served as our acting Chief Financial Officer from March 4, 2008 to December 9, 2008;
•	Michael S. Olsen, our current Chief Financial Officer, who has served as such since December 9, 2008; and
•	Edward L. Doheny II, Dennis R. Winkleman, and Sean D. Major, who were the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, that were serving as executive officers as of the end of Fiscal 2009.
Compensation Objectives and Process
Executive Compensation Philosophy
Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve financial and strategic objectives that are aligned with the long-term creation of shareholder value. We believe that our executive officers should receive compensation that is competitive with other manufacturing companies of comparable size and complexity and that actual realized pay should vary above or below the target compensation opportunity based on performance against key operating goals as well as changes in the corporation’s share price. The objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance with above-average pay, and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership in alignment with the interests of other shareholders.
The Human Resources and Nominating Committee
Our Board of Directors’ Human Resources and Nominating Committee (the “Committee”) serves as our compensation committee and is charged with overseeing and administering all compensation actions related to our named executive officers. The Committee’s charter permits the Committee to delegate authority to the Committee chair or to a subcommittee.
The Committee is specifically authorized in its charter to retain external legal, accounting, or other advisors and consultants at the corporation’s expense. The Committee has retained Frederic W. Cook & Co. (“FW Cook”) as its executive compensation consultant. Among other tasks assigned by the Committee, FW Cook typically:
•	Prepares an annual presentation on the competitiveness of compensation to be paid to our CEO and other named executive officers;
•	Reviews the Committee’s proposed compensation decisions affecting our named executive officers;
•	Reviews presentations on executive compensation and benefits to be delivered to the Committee;

•	Assists in the design of variable incentive plans and indirect components of the total compensation program, as described in detail below; and
•	Advises the Committee of their opinions and conclusions regarding the presentations and issues before the Committee.
The CEO and Executive Vice President, Human Resources work with internal resources and FW Cook to design programs, implement Committee decisions, recommend amendments to existing or the adoption of new compensation and benefits programs and plans applicable to executive officers, and prepare necessary briefing materials for the Committee’s review as part of its decision-making process.
Compensation Process
The Committee annually reviews the corporation’s compensation structure and programs; retirement, benefit, and severance programs; and management succession plans. The Committee also annually reviews the role of the CEO in the corporation’s performance, his role in advancing the strategic objectives of the corporation, and other factors relating to his individual performance during the year, as well as to establish his performance objectives and targets for the coming year.
The annual compensation process concludes at the Committee’s first meeting of the fiscal year (normally held between mid-November and early December), when it preliminarily evaluates the corporation’s performance against targets for the just-concluded performance periods, and preliminarily determines the associated corporate performance payout components, determines awards earned by executive officers under the corporation’s annual incentive program for the previous fiscal year, and establishes target compensation for executive officers for the upcoming year.
Before the Committee makes the foregoing determinations, the CEO provides his recommendations to the Committee on compensation actions for all executive officers, other than himself. The CEO and the Committee also discuss the CEO’s assessment of the performance of our executive officers and any other factors that the CEO believes the Committee should consider. The Committee reviews benchmarking data for similarly situated executives at a peer group consisting of publicly-held manufacturing companies of comparable size and complexity compiled by FW Cook, which is supplemented with data from third-party surveys. The peer group consists of the following manufacturing companies:
•	Astec Industries

•	Bucyrus International Inc.

•	Columbus McKinnon

•	Dover

•	Harsco

•	Illinois Tool Works

•	Ingersoll-Rand

•	Manitowoc

•	NACCO Industries

•	Terex
With respect to our CEO, the Committee, with the input of FW Cook, reviews a range of salary adjustments, incentive plan payouts for the most recently concluded one- and three-year performance periods, and recommended targets for the upcoming one- and three-year performance periods based upon benchmarking studies for other CEOs within our peer group for benchmarking purposes. Our compensation programs for executives take into account marketplace compensation for executive talent, internal equity with our employees, past practices of the corporation, corporate, business unit and individual results, and the talents, skills, and experience of our individual executive officers.
The Committee begins by establishing target levels of total compensation for our executive officers for a given year. The targets take into account and reflect the considerations discussed in more detail below, including the use of peer benchmarking, internal pay equity, and salary grade structure. Once an overall target compensation level is established, the Committee considers the weighting of each of our principal components of compensation (base salary, annual bonus, stock options, performance shares, and restricted stock units) within the intended total target compensation.
Generally, our programs are designed to increase the proportion of performance-based or “at-risk” pay as a percentage of total compensation as an executive’s responsibilities increase. We believe that since our senior executives have more opportunity to affect the performance of the corporation such senior officers should be held most accountable for results. Accordingly, overall corporation performance will be enhanced by ensuring that a larger portion of the compensation opportunity provided to the most senior officers is tied to the performance of the corporation.
At the beginning of each performance period, the Committee establishes, in consultation with management, and in consideration of the annual budget and long-term strategic plan approved by the full Board of Directors, performance criteria for the corporation. At the conclusion of a performance period, our performance is measured under the pre-established criteria for such program. We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is rewarded in isolation among the various performance criteria affecting shareholder value. We believe this approach results in a balanced evaluation of executive performance and prevents performance incentives from being distorted in a manner that may adversely affect our operations. In Fiscal 2009, we utilized the following measures of overall performance in evaluating performance-based compensation:
•	Operating profit;

•	Return on average working capital;

•	Earnings per share; and

•	Return on invested capital
In Fiscal 2008, we entered into an employment agreement with James H. Tate in conjunction with his appointment as acting Chief Financial Officer, pursuant to which he received a salary of $21,000 per month in addition to continuing to receive the compensation payable to non-employee directors. Mr. Tate did not receive incentive compensation in his capacity as an officer, but upon his resignation as acting Chief Financial Officer on December 9, 2008, the Committee awarded him a special bonus of $100,000 in recognition of his service. Other than with respect to Mr. Tate, we have not entered into employment agreements with our named executive officers that determine the amount of their annual compensation. Compensation for these officers is set by the Committee as described above.
Components of Executive Compensation
Our executive compensation program has five principal components that are intended, collectively, to compensate and create incentives for our executives with respect to annual and long-term performance. These five principal components are: base salary; annual cash incentives; awards of stock options; performance shares; and restricted stock units. In addition to these principal components, we also provide our executives with retirement, health, and other personal benefits as described below.
Salary. Base salary is an important component of our executive compensation program, and is intended to provide our executive officers with a level of stable income that is competitive within our peer group. There are also motivational and reward aspects to base salary, as base salary can be adjusted from year to year to account for considerations such as individual performance and time in position. Base salary is also a factor in determining the amount of awards under, and eligibility to participate in, many of our compensation and benefits arrangements. The Committee establishes base salaries for our named executive officers annually at its first meeting of the fiscal year. Salaries are benchmarked against peer group survey data for other executive officer benchmark positions. The competitive objective for the salary range midpoint is the 50th percentile of market data for companies in our peer group.
Cash Bonuses. We establish annual cash bonus incentives for our executives and managers to achieve selected financial, strategic, and other business goals. This plan is intended to link employee pay to the performance of the business and reward employees for improvements in profitability and asset utilization.
The annual cash bonus formula calculates a payout based on profitability and then applies a multiplier based on working capital performance. This formula is intended to drive an appropriate balance whereby working capital compliments but does not offset profit performance. Once a target payout is determined based on the formula, one-third of the annual cash incentive opportunity is variable, based on performance by individual executives and managers against a variety of individual performance goals and objectives established early in the fiscal year and aligned with the corporation’s overall business plans. Individual objectives for named executive officers consist of non-financial goals, such as leadership development and operational excellence, as well as business unit or function-specific operational goals. The degree of difficulty in achieving the individual goals varies.
For Fiscal 2009, P&H Mining Equipment achieved a payout factor of 2.0 times the amount available for target performance. Joy Mining Machinery achieved 1.8 times the amount available for target performance. Continental Crushing & Conveying achieved 0.9 times the amount available for target performance. Finally, Joy Global achieved a payout factor of 1.92 times the amount available for target performance while the payout factor for the executive officers was 1.78.
In Fiscal 2009 the payout factors for the remaining one-third of the incentive opportunity varied among executives and managers based upon the Committee’s assessments of their performance against the individual performance goals and objectives.
Stock Options. The Committee believes that stock options are an important component of a sound compensation program for executive officers to align management’s interests with those of our stockholders. Stock options were granted to 200 employees, including executive officers, in Fiscal 2009 and vest in three equal annual installments beginning on the first anniversary of the date of the grant. The Committee determined the number of stock options to grant to each executive officer after consultation with FW Cook and based upon our philosophy of using stock-based incentive programs to align management and shareholder interests and build executive stock ownership. Except for initial grants to new employees on their first day of employment, stock options are generally granted annually in the first quarter of the fiscal year on the day that the Committee meets to make most of its annual compensation decisions, and the exercise price for such options is the closing market price on the day the Committee meets. Since 2005, the Committee has consistently granted stock options at its first meeting of the fiscal year, which has typically taken place between mid-November and early December. In the case of new hires, option grants are made on the date of commencement of employment or the date of Committee approval, whichever is later.
Performance Shares. The Committee grants performance shares in order to provide executive officers and other senior management with long-term incentives to improve the quality of earnings. The Committee believes that the performance share award program serves as a powerful retention tool and motivates senior management to attain performance levels linked to long-term returns for our shareholders. Performance shares were granted to 168 executive officers and other senior managers in Fiscal 2009. As with our stock options, these were granted at the Committee’s first regularly scheduled meeting of Fiscal 2009, or in the case of new hires, grants were made on the date of commencement of employment or the date of Committee approval, whichever was later. For the performance shares granted in Fiscal 2009, the performance measure for awards was average diluted earnings per share corresponding to average net sales results. The Committee, with the assistance of the CEO, determines performance objectives and sets the baseline number of shares to be awarded based on the attainment of these objectives. In establishing this baseline, the Committee considers the scope of the duties performed by the executive, as well as compensation relative to our other employees and for comparable positions within our peer group.
Performance shares are determined to be earned and awarded at the end of a three-year fiscal cycle. The award cycle for performance shares granted during Fiscal 2009 is the three-year period concluding at the end of Fiscal 2011. For performance share awards granted during Fiscal 2009, payout will depend upon achievement of threshold, target, or maximum amounts of average diluted earnings per share, as calculated over the three-year performance cycle, which vary based on the corporation’s average net sales over the course of the performance cycle. Consistent with the corporation’s focus on profitability, the Committee selected these performance measures in order to reward improvements in earnings relative to net sales.
At the end of the performance cycle, the Committee determines the payout amount for each performance category by comparing the corporation’s results to a sliding payout scale from 0% to 150%. This scale, which results in payouts of 50%, 100%, and 150% for the achievement of threshold, target, and maximum levels of average diluted earnings per share at the applicable amount of average net sales, respectively, was adopted to reward improvements in the corporation’s performance over multiple years.
Restricted Stock Units. The Committee believes that restricted stock unit grants play an important role in retaining our senior management and facilitating the accumulation of a significant ownership stake in the corporation. Restricted stock units were granted to 151 executive officers and other senior managers in Fiscal 2009. These restricted stock units vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date. As with our stock options and performance shares, for all named executive officers then employed by us, these restricted stock units were granted at the Committee’s first regularly scheduled meeting of Fiscal 2009, or in the case of new hires, grants were made on the date of commencement of employment or the date of Committee approval, whichever was later.
Retirement Plans. Executive officers participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all U.S. salaried employees. The plans are designed to provide replacement income upon retirement. We target our overall benefits to be competitive with median levels at leading manufacturing companies (a group that is somewhat broader than the compensation peer group used for pay comparisons). These benefits consist of:
•	annual accruals under our defined benefit pension plans (for employees starting before May 1, 2005);

•	annual contributions to retirement savings plans (for employees starting on or after May 1, 2005); and

•	annual matching contributions to retirement savings plans (for all employees).
Both our defined benefit pension program and our defined contribution retirement savings program include supplemental plans for our executives, which allow us to provide benefits comparable to those that would be available under our tax-qualified plans if federal income tax rules applicable to retirement benefits did not include limits on covered compensation and benefits under tax-qualified plans. The supplemental plans restore benefits that would otherwise be available under the tax-qualified plans in which all of our U.S. salaried employees are eligible to participate. The supplemental plans use the same benefit formulas as our broad-based tax-qualified plans, and use the same types of compensation to determine benefit amounts. Amounts earned under long-term incentive programs are not included when determining retirement benefits for any employee (including executives). We do not pay above-market or preferential interest or dividend rates under any of our plans or programs.
Perquisites. We provide our executive officers with the following perquisites to support the attraction and retention of executive talent:
•	Company car. We pay the cost of a leased vehicle, up to $1,300 per month ($1,400 in the case of the Chief Executive Officer), and reimburse the executive officer for the cost of gasoline, routine maintenance, and replacement of normal wear-and-tear items. The imputed income is grossed up for tax purposes.
•	Club membership. We reimburse executive officers for the initiation fees and annual or monthly dues for belonging to either an appropriate country club or social club. We also reimburse the annual membership costs for one airline club. The imputed income is grossed up for tax purposes.
•	Relocation. We reimburse executive officers for the cost of relocation under the same policy and guidelines as all other full-time salaried employees who are hired or transferred at the request of the corporation. The imputed income is grossed up for tax purposes.
•	Financial planning and tax preparation. We reimburse executive officers for the cost of annual tax preparation and reasonable financial and estate planning. The imputed income is grossed up for tax purposes.
•	Annual physical exam. We reimburse executive officers for the cost of an annual executive physical and health screening to the extent these charges are not covered by medical insurance and the imputed income is grossed up for tax purposes.
•	Home office. We reimburse executive officers for reasonable costs associated with a home office, including fax machines and telephone charges, a laptop computer, and a cellular telephone.
Determining Composition of Compensation
We target a total compensation mix for executive officers that is designed to attract, motivate and retain experienced and talented executives who are capable of achieving the corporation’s short-term and long-term strategic and financial objectives, thereby increasing shareholder value.
Using benchmark data provided by FW Cook at the beginning of Fiscal 2009, the cash compensation opportunity (i.e., salary plus annual cash incentive) of our compensation program is targeted between the median and 75th percentile. Using these same benchmarks, the Committee determined that the grant date value of equity awards should, in the aggregate, approximate 1.5 times annual cash compensation for Mr. Sutherlin as the Chief Executive Officer, and should approximate 1.0 times annual cash compensation for the other named executive officers who would not be retiring or otherwise departing in Fiscal 2009.
Of the compensation attributable to equity awards, the Committee determined that for Mr. Sutherlin and the other named executive officers who were not expected to retire or otherwise depart in Fiscal 2009, approximately 50% of the grant date value of compensation should be derived from stock options, 25% from performance shares, and 25% from restricted stock units. These percentages create a balance of incentives between short and long-term performance that we believe aligns executive officers’ interests with those of the shareholders, establishes a management focus that positions us to attain our business objectives, and facilitates retention of key talent.
The overall mix of compensation reflects the Committee’s intention for named executive officers to have the highest percentage of their total compensation opportunity at risk, and in particular, subject to the long-term performance of the corporation and changes in shareholder value.

Summary Compensation Table

							Change in
							pension value
							and
						Non-equity	nonqualified
						incentive plan	deferred	All other
				Stock	Option	compensation	compensation	compensation	Total
Name and principal position	Year	Salary	Bonus (1)	awards (2)	awards (2)	(3)	earnings (4)	(5)	($)
Michael W. Sutherlin	2009	$828,333	$100,000	$1,084,500	$1,292,400	$1,474,433	$605,000	$138,510	$5,523,176
Chief Executive Officer	2008	$737,500	$56,706	$1,194,270	$1,166,840	$1,180,000	$52,000	$44,538	$4,431,854
	2007	$676,795	—	$1,650,000	$2,056,500	$54,146	$159,000	$188,853	$4,785,294

James H. Tate	2009	$31,500	$100,000	—	—	—	—	$175,429	$306,929
Former Acting	2008	$168,000	—	—	—	—	—	$153,500	$321,500
Chief Financial Officer (A)

Michael S. Olsen	2009	$364,741	—	$303,660	$359,000	$439,886	$1,353,000	$112,352	$2,932,639
Chief Financial Officer

Edward L. Doheny II	2009	$469,021	—	$390,420	$466,700	$588,999	—	$83,741	$1,998,881
President of	2008	$458,568	—	$909,920	$376,400	$550,292	—	$78,513	$2,373,693
Joy Mining Machinery	2007	$428,077	$4,452	$346,500	$378,396	$13,356	—	$248,302	$1,419,083

Dennis R. Winkleman	2009	$312,500	—	$260,280	$287,200	$333,750	$390,000	$61,582	$1,645,312
Executive Vice President,	2008	$298,333	—	$454,960	$225,840	$298,333	$0	$53,749	$1,331,215
Human Resources	2007	$287,500	$2,813	$247,500	$246,780	$21,563	$107,000	$51,581	$964,737

Sean D. Major	2009	$347,833	—	$281,970	$323,100	$371,486	—	$130,520	$1,454,909
Executive Vice President, General Counsel and Secretary

(A)	Mr. Tate was named our acting Chief Financial Officer on March 4, 2008, pending the appointment of a permanent successor, and served as such until December 9, 2008.

(1)	The amounts shown in this column represent additional bonuses paid at the discretion of the Human Resources and Nominating Committee of our Board of Directors, over and above the amounts earned by meeting the performance measures in our annual cash incentive plan.

(2)	Stock awards consist of performance awards and restricted stock unit awards. The amounts reflected in the stock and option awards columns and corresponding disclosure in the total compensation column reflect the aggregate grant date fair value of stock and option awards we granted in Fiscal 2009, computed in accordance with FASB ASC Topic 718. All assumptions made in the valuation of stock awards and option awards for financial statement reporting purposes in accordance with FASB ASC Topic 718 are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended October 30, 2009.

(3)	All amounts shown represent earnings for services performed during the fiscal year under our annual cash incentive plan described on page 15, except that 30% of the award for Mr. Doheny was based on the payout factor for Joy Global Inc. while 70% of the award was based on the payout factor of Joy Mining Machinery. None of the named executive officers had any earnings on outstanding awards for any prior fiscal years.

(4)	The amounts shown represent the change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans.

Change in pension value and nonqualified deferred compensation earnings

Executive officer		Change in actuarial pension value
	2009	$605,000
Mr. Sutherlin	2008	$52,000
	2007	$159,000

Mr. Olsen	2009	$1,353,000

	2009	—
Mr. Doheny	2008	—
	2007	—

	2009	$390,000
Mr. Winkleman	2008	$(19,000)
	2007	$107,000

Mr. Major	2009	—

Mr. Winkleman’s Fiscal 2008 change in actuarial pension value was reported as zero in the Change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

(5)	We provide our named executive officers with additional compensation, which is reflected in the All Other Compensation Table below.

All Other Compensation

				Company
				Contributions to
				Defined
			Tax	Contribution	Director
		Perquisites	Reimbursement	Plans	Compensation
Executive Officer		(1)	(2)	(3)	(4)	Total
	2009	$77,620	$60,890	—	—	$138,510
Mr. Sutherlin	2008	$25,622	$18,916	—	—	$44,538
	2007	$107,593	$81,260	—	—	$188,853

	2009	—	$16,429	—	$159,000	$175,429
Mr. Tate	2008	—	—	—	$153,500	$153,500
	2007	—	—	—	—	—

Mr. Olsen	2009	$84,037	$20,965	$7,350	—	$112,352

	2009	$36,091	$20,828	$26,822	—	$83,741
Mr. Doheny	2008	$33,378	$20,916	$24,219	—	$78,513
	2007	$142,348	$89,809	$16,145	—	$248,302

	2009	$30,593	$23,639	$7,350	—	$61,582
Mr. Winkleman	2008	$27,053	$20,005	$6,691	—	$53,749
	2007	$27,705	$20,501	$3,375	—	$51,581

Mr. Major	2009	$60,900	$47,645	$21,975	—	$130,520

(1)	See the Perquisites Table below for additional information regarding the identification and quantification of perquisites and personal benefits paid to named executive officers.

Perquisites

			Country Club	Relocation	Other
Executive Officer		Car Expense	Dues	Expense	(i)	Total Perquisites
	2009	$23,420	$7,805	$41,270	$5,125	$77,620
Mr. Sutherlin	2008	$16,672	$5,307	$2,893	$750	$25,622
	2007	$14,420	$6,545	$79,423	$7,205	$107,593

Mr. Olsen	2009	$11,288	—	$72,749	—	$84,037

	2009	—	—	—	—	—
Mr. Tate	2008	—	—	—	—	—
	2007	—	—	—	—	—

	2009	$15,506	$13,671	—	$6,914	$36,091
Mr. Doheny	2008	$15,504	$17,124	—	$750	$33,378
	2007	$15,140	$56,305	$70,153	$750	$142,348

	2009	19,557	$5,486	—	$5,550	$30,593
Mr. Winkleman	2008	$18,220	$5,123	—	$3,710	$27,053
	2007	$18,356	$5,034	—	$4,315	$27,705

Mr. Major	2009	$18,896	$38,729	—	$3,275	$60,900

(i)	This column reports amounts reimbursed for payment of financial planning and tax preparation; physical examinations; and home office expenses.

(2)	This column reports amounts reimbursed for the payment of taxes with respect to: personal use of car; country club dues; financial planning and tax preparation services; physical examinations; and relocation expenses.

(3)	All company contributions reflected for Fiscal 2009 for Mr. Olsen and Mr. Winkleman constitute matching 401(k) contributions. The amount reflected for Fiscal 2009 for Mr. Doheny consists of $7,350 in matching 401(k) contributions, $9,800 in company contributions to his Joy Global Retirement Savings Plan account, and $9,672 in company contributions to his defined contribution senior executive retirement plan account. The amount reflected for Fiscal 2009 for Mr. Major consists of $7,350 in matching 401(k) contributions, $9,800 in company contributions to his Joy Global Retirement Savings Plan account, and $4,825 in company contributions to his defined contribution senior executive retirement plan account. All company contributions reflected for Fiscal 2008 for Mr. Doheny consist of $4,725 in matching 401(k) contributions, $10,854 in company contributions to his Joy Global Retirement Savings Plan account, and $8,640 in company contributions to his defined contribution senior executive retirement plan account. All company contributions reflected for Fiscal 2008 for Mr. Winkleman constitute matching 401(k) contributions. The amount reflected for Mr. Doheny for Fiscal 2007 consists of $3,405 in matching 401(k) contributions, $11,486 in company contributions to his Joy Global Retirement Savings Plan account, and $1,254 to his defined contribution senior executive retirement plan account. All company contributions reflected for Fiscal 2007 for Mr. Winkleman constitute matching 401(k) contributions. The Joy Global Retirement Savings Plan is discussed under Pension Benefits as of Fiscal 2009, beginning on page 25. The defined contribution supplemental executive retirement plan is discussed under Nonqualified Deferred Compensation During Fiscal 2009, on page 27.

(4)	Mr. Tate was named our acting Chief Financial Officer on March 4, 2008 and served as such until December 9, 2008. The amounts shown above for Fiscal 2009 reflect compensation Mr. Tate earned for serving as a director, which was paid in the same manner as compensation paid to non-employee directors. Mr. Tate’s director compensation consisted of $84,000 in fees earned or paid in cash and a stock award consisting of restricted stock units with a grant date fair market value of $75,000. The amounts shown above for Fiscal 2008 reflect compensation Mr. Tate earned for serving as a director, which was paid in the same manner as compensation paid to non-employee directors. Mr. Tate’s director compensation consisted of $78,500 in fees earned or paid in cash, including $7,500 for service as chairman of the Audit Committee through March 4, 2008, and a stock award consisting of restricted stock units with a fair market value of $75,000. The restricted stock units become non-forfeitable one year after their grant and will be paid out one year after Mr. Tate’s duties as a director terminate. At the end of Fiscal 2009 Mr. Tate had 30,271 aggregate stock awards outstanding. For a discussion of our director compensation policies, refer to Director Compensation on page 33.

Grants of Plan-Based Awards in Fiscal 2009

									All other
								All other stock	options:
								awards;	number of	Exercise or	Grant date fair
		Estimated possible payouts under non-equity			Estimated future payouts under equity			number of	securities	base price of	value of stock
		incentive plan awards			incentive plan awards (1)			shares of stock	underlying	option awards	and option
Name	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units (2)	options	($/Sh)	awards
		$0	$828,333	$1,656,666
	12/08/08				12,500	25,000	37,500				$542,250
Mr. Sutherlin	12/08/08							25,000			$542,250
	12/08/08								180,000	$21.69	$1,292,400

Mr. Tate (3)		—	—	—	—	—	—	4,074	—	—	$75,000

		$0	$247,002	$494,005
	12/08/08				3,500	7,000	10,500				$151,830
Mr. Olsen	12/08/08							7,000			$151,830
	12/08/08								50,000	$21.69	$359,000

		$0	$328,316	$656,632
	12/08/08				4,500	9,000	13,500				$195,210
Mr. Doheny	12/08/08							9,000			$195,210
	12/08/08								65,000	$21.69	$466,700

		$0	$187,500	$375,000
	12/08/08				3,000	6,000	9,000				$130,140
Mr. Winkleman	12/08/08							6,000			$130,140
	12/08/08								40,000	$21.69	$287,200

		$0	$208,700	$417,400
	12/08/08				3,250	6,500	9,750				$140,985
Mr. Major	12/08/08							6,500			$140,985
	12/08/08								45,000	$21.69	$323,100

(1)	Fiscal 2009 performance shares awards that have a three-year award cycle.

(2)	Fiscal 2009 restricted stock unit awards that vest in thirds on the third, fourth and fifth anniversary of the grant date.

(3)	Mr. Tate is one of the corporation’s directors and served as our acting Chief Financial Officer from March 4, 2008 to December 9, 2008. Pursuant to the terms of his employment agreement as acting Chief Financial Officer, Mr. Tate did not receive incentive compensation for his position as such. The stock awards reflected above were received from his service as a director.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option awards					Stock awards
									Equity
									incentive
								Equity	plan
								incentive	awards:
								plan	market or
			Equity					awards:	payout
			incentive			Number		number of	value of
		Number of	plan awards			of shares	Market	unearned	unearned
	Number of	securities	number of			or units	value of	shares,	shares,
	securities	underlying	securities			of stock	shares or	units or	units or
	underlying	unexercised	underlying			that have	unit of	other	other
	unexercised	options	unexercised	Option	Option	not	stock that	rights that	rights that
	options	unexercisable	unearned	exercise	expiration	vested	have not	have not	have not
Name	exercisable	(1)	options	price	date	(2)	vested (3)	vested (4)	vested (5)
Mr. Sutherlin	11,200	—		$30.39	11/14/2015
	50,000	50,000		$41.25	11/13/2016
	20,667	41,333		$56.87	12/03/2017
	—	180,000		$21.69	12/08/2018
						68,802	$3,468,309
								90,900	$4,582,269

Mr. Tate	—	—				30,271	$1,525,961	—	—

Mr. Olsen	4,500	—		$30.39	11/14/2015
	4,000	4,000		$41.25	11/13/2016
	3,334	6,666		$56.87	12/03/2017
	—	50,000		$21.69	12/08/2018
						13,509	$680,989
								18,600	$937,626

Mr. Doheny	30,000	—		$66.99	05/01/2016
	18,400	9,200		$41.25	11/13/2016
	6,667	13,333		$56.87	12/03/2017
	—	65,000		$21.69	12/08/2018
						27,447	$1,383,603
								34,560	$1,742,170

Mr. Winkleman	6,600	—		$30.39	11/14/2015
	6,000	6,000		$41.25	11/13/2016
	4,000	8,000		$56.87	12/03/2017
	—	40,000		$21.69	12/08/2018
						16,255	$819,415
								25,200	$1,270,332

Mr. Major	5,000	5,000		$47.68	01/15/2017
	5,000	10,000		$56.87	12/03/2017
	—	45,000		$21.69	12/08/2018
						12,359	$623,017
								21,600	$1,088,856

(1)	The unexercisable options shown above vest on the following schedule:

Option expiration date shown above	Vesting of options currently unexercisable
11/13/2016	All became vested on November 13, 2009
01/15/2017	All became vested on January 15, 2010
12/03/2017	One half on December 3 in each of 2009 and 2010
12/08/2018	One third on December 8 in each of 2009, 2010 and 2011

(2)	All amounts shown in this column represent restricted stock units, including additional restricted stock units earned in-kind in lieu of dividends, at the same dividend rate as outstanding shares of our Common Stock.

(3)	Calculated using the closing price of the Common Stock on October 30, 2009, the last day of our 2009 fiscal year.

(4)	All amounts in this column represent performance shares from the Fiscal 2007, Fiscal 2008, and Fiscal 2009 awards, which are shown at maximum payout, but had not yet been distributed as of October 30, 2009.

(5)	The payout values shown in this column are based on achieving maximum performance goals for the three-year performance periods ending Fiscal 2009, Fiscal 2010, and Fiscal 2011, and are calculated using the closing price of the Common Stock on October 30, 2009, the last day of our 2009 fiscal year.
Option Exercises and Stock Vested in Fiscal 2009

	Option awards		Stock awards
	Number of shares
	acquired on	Value realized on	Number of shares	Value realized on
	exercise	exercise	acquired on vesting	vesting
Name	(#)	($)	(#) (1)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Sutherlin	—	—	25,874	$1,232,271
Mr. Tate	—	—	—	—
Mr. Olsen	—	—	7,244	$251,367
Mr. Doheny	—	—	6,569	$335,959
Mr. Winkleman	—	—	8,595	$326,320
Mr. Major	—	—	2,875	$171,810

(1)	Includes restricted stock unit awards and performance shares vested in Fiscal 2009.

Pension Benefits as of Fiscal 2009

		Number of years	Present value of	Payments during last
Name	Plan name	credited service	accumulated benefit	fiscal year
Mr. Sutherlin	Joy Global Pension Plan	7	$190,000	—

	Joy Global Supplemental Executive	7	$964,000	—
	Retirement Plan

Mr. Tate (1)	—	—	—	—

Mr. Olsen	Joy Global Pension Plan	30	$980,000	—

	Joy Global Supplemental Executive	30	$1,145,000	—
	Retirement Plan

Mr. Doheny (1)	—	—	—	—

Mr. Winkleman	Joy Global Pension Plan	12	$392,000	—

	Joy Global Supplemental Executive	12	$591,000	—
	Retirement Plan

Mr. Major (1)	—	—	—	—

(1)	Mr. Tate did not and Messrs. Doheny and Major do not participate in any of our defined benefit pension plans, as each was hired after May 1, 2005, the date on which the Joy Global Pension Plan closed to new employees.
Material terms of the plans
Our named executive officers that began their employment with us prior to May 1, 2005 participate in a number of defined benefit pension plans. These include the Joy Global Pension Plan, which is a broad-based plan qualified under the Internal Revenue Code. Non-union employees, including executive officers, hired on or after May 1, 2005 are not considered eligible employees under the Joy Global Pension Plan. Instead, these employees participate in the Joy Global Retirement Savings Plan and we contribute a fixed amount to each such employee’s plan account equal to four percent (4%) of the employee’s compensation. Employee accounts become fully vested after three years of service. In addition to these tax-qualified plans, our executive officers participate in supplemental executive retirement plans so that the annual compensation limits imposed on tax-qualified plans under the Internal Revenue Code do not reduce the overall retirement plan benefits earned under the formulas provided by our tax-qualified plans.
Joy Global Pension Plan. This plan entitles employees with at least five years of service to receive monthly payments equal to a percentage of the employee’s average salary and bonus (including amounts shown as non-equity incentive compensation in the Summary Compensation Table) over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service. The monthly benefit amount is calculated by taking these final average earnings (FAE) and multiplying by 1.5% and then multiplying the result by years of service (YOS). These benefits under the plan are offset by an amount equal to 1.25% per year of service (up to a maximum of 50%) of the estimated Social Security benefit. The normal retirement age under the plan is 65.
Supplemental Executive Retirement Plans. These are non-qualified plans structured to provide our eligible executives (and other employees with eligible compensation exceeding the annual limits on tax-qualified plans) with a retirement benefit equal to what they would have received if the tax-qualified Joy Global pension plans did not reflect the annual income limits imposed under U.S. federal tax regulations. These plans have the same requirements regarding eligibility for participation and retirement as our tax-qualified plans.
Years of service
Our general policy is to grant extra years of credited service only where justified by special circumstances.
Valuation method and material assumptions
Please see Note 10 to the consolidated financial statements included in our annual report on Form 10-K for the year ended October 30, 2009, for a discussion of the pension obligation valuation method underlying the amounts shown above and all material assumptions applied in quantifying the present value of the current accrued benefit.

Nonqualified Deferred Compensation During Fiscal 2009

	Executive	Registrant	Aggregate earnings
	contributions	contributions	in last FY	Aggregate	Aggregate balance
Name	in last FY	in last FY	(3)	withdrawals/distributions	at last FYE
Mr. Sutherlin (1)	$98,058	$0	$2,668,856	$0	$6,034,178
Mr. Tate	—	—	—	—	—
Mr. Olsen	—	—	—	—	—
Mr. Doheny (2)		$9,672	$4,032		$20,567
Mr. Winkleman	—	—	—	—	—
Mr. Major (2)		$4,825	$1,830		$8,019

(1)	All amounts shown relate to Mr. Sutherlin’s Fiscal 2009 participation in the mandatory deferral arrangement described below. The amount shown as executive contributions represents deferred stock units created in Fiscal 2009 in connection with performance shares earned and the vesting of restricted stock units.

(2)	All amounts shown relate to the respective named executive officer’s participation in the defined contribution supplemental executive retirement plan described below. The earnings reported above, which are based on the performance of the retirement savings plan investments selected by the respective officer, are not considered to be at a preferential rate and accordingly are not reported as Fiscal 2009 compensation in the Summary Compensation Table. Company contributions in the last fiscal year to the defined contribution supplemental executive retirement plan are reported in the Summary Compensation Table in the All other compensation column. The only amounts reported in the Aggregate balance at last fiscal year end column included in the Summary Compensation Table for prior fiscal years are company contributions to the defined contribution supplemental executive retirement plan for Mr. Doheny of $8,640 in Fiscal 2008 and $1,254 in Fiscal 2007.

(3)	The aggregate earnings shown represent the increase/decrease in the value of the deferred stock units during Fiscal 2009 as well as additional deferred stock units earned in lieu of dividends at a non-preferential rate. The value of these earnings attributable to deferred stock units paid in lieu of dividends are as follows:

Value of Deferred Stock Units
Executive officer	awarded in lieu of dividends
Mr. Sutherlin	$82,009

The amount shown as aggregate withdrawals/distributions relate to the distribution of shares in satisfaction of deferred stock units during Fiscal 2009. All dollar amounts shown are based on the Nasdaq market price per share applicable on the relevant date. None of the amounts included in this column were above-market or preferential earnings, as those terms are defined in applicable SEC rules. Accordingly, these earnings are not reflected in the Summary Compensation Table.
Description of nonqualified deferred compensation arrangements
We maintain two arrangements that may be considered nonqualified deferred compensation arrangements, including a mandatory deferral arrangement affecting the payout of equity incentive awards and a defined contribution supplemental executive retirement plan (“SERP”) for employees hired after May 1, 2005.
Mandatory deferral of equity incentive awards. Historically, we have entered into agreements with our executive officers, except Mr. Tate, requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m) of the Internal Revenue Code. This deferral arrangement was intended for the corporation’s benefit in order to maximize the tax deductions resulting from our compensation programs. Through Fiscal 2009, the deferral arrangement operated by calculating, at the time of any scheduled distribution of vested restricted stock units, our best estimate of the number of shares that may be distributed to each executive officer within the $1,000,000 limit on deductible compensation. Any shares that our calculations indicate would cause the executive officer’s compensation to exceed that limit are deferred, and we consider the executive officer’s entitlement to the vested restricted stock units to create a “deferred stock unit” at that time. These deferred stock units earn additional deferred stock units, in lieu of dividends, at the same non-preferential rate whenever our board of directors declares a dividend on our Common Stock. Under these agreements, we distribute shares to our executive officers in satisfaction of their deferred stock units whenever we can do so without exceeding the deduction limit under Section 162(m) or triggering excise tax under Section 409A of the Internal Revenue Code. Historically, this has resulted in distributions either (1) upon the retirement or other departure of our executive officers, or (2) early in the tax year, to the extent we anticipate that a covered officer’s compensation (including perquisites) for the year will be less than the $1,000,000 limitation on deductible compensation.
Beginning in Fiscal 2010, agreements with executive officers will no longer contain mandatory deferral arrangements limiting the payout of equity incentive awards to the amount that the corporation may deduct under Section 162(m). The corporation determined to eliminate mandatory deferrals of equity awards granted in Fiscal 2010 as a matter of administrative convenience in light of the minimal incremental cost imposed by the loss of deductibility of compensation exceeding the limit imposed by Section 162(m). This determination with respect to awards granted in Fiscal 2010 will not affect the payout of equity incentive awards granted and deferred in prior fiscal years.
Defined contribution SERP. Except Mr. Tate, all employees including executive officers not eligible to participate in our defined benefit pension plans because they were hired after May 1, 2005 are eligible to participate in both (1) a tax-qualified defined contribution plan and (2) a non-qualified defined contribution SERP designed to supplement the tax-qualified plan. Together, the plans are structured so that we contribute to each participating employee’s plan account based on a percentage of the employee’s compensation. In Fiscal 2008 the contribution calculation was changed from a service-based formula to 4% of the executive officer’s compensation.
However, the tax-qualified plan is subject to limits on eligible compensation that are set by the Internal Revenue Service each year. So that executive officers and other employees whose compensation exceeds the annual limits receive the full percentage targeted by our defined contribution program, our non-qualified defined contribution SERP credits each eligible employee’s plan account with the difference between (A) the amount resulting from applying the targeted percentage to the employee’s eligible compensation and (B) the amount that we may lawfully contribute to the tax-qualified defined contribution plan. Amounts earned on an employee’s plan account depend on the investment choice made by the employee, who may choose from among the same investment options available under the tax-qualified plan. As with the tax-qualified plan, the employee may change his investment choice as often as he or she may choose. The defined contribution SERP provides for distributions as a lump sum paid 180 days after separation from service and requires five years of service to become vested.

Potential Payments Upon Termination or Change-in-Control at Fiscal 2009 Year-End

		Involuntary
	Death or	Termination	Change of
Name	Disability (1), (2)	Without Cause (2), (3)	Control (4), (5), (6)
Mr. Sutherlin
Severance	$0	$0	$7,481,824
Welfare Benefits	$0	$0	$56,182
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$12,046,583	$2,268,450	$13,876,466

Total	$12,046,583	$2,268,450	$21,464,472

Mr. Olsen
Severance	$0	$0	$1,491,007
Welfare Benefits	$0	$0	$44,702
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$2,730,016	$449,657	$3,213,952

Total	$2,730,016	$449,657	$4,799,661

Mr. Doheny
Severance	$0	$0	$2,594,876
Welfare Benefits	$0	$0	$38,856
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$4,383,983	$880,764	$5,109,887

Total	$4,383,983	$880,764	$7,793,619

Mr. Winkleman (7)
Severance	$0	$646,666	$1,524,999
Welfare Benefits	$0	$30,661	$30,661
Outplacement Services	$0	$100,000	$50,000
Accelerated Equity Value	$2,869,629	$659,363	$3,383,811

Total	$2,869,629	$1,436,690	$4,989,471

Mr. Major
Severance	$0	$0	$1,679,000
Welfare Benefits	$0	$0	$43,870
Outplacement Services	$0	$0	$50,000
Accelerated Equity Value	$2,466,981	$524,264	$2,950,917

Total	$2,466,981	$524,264	$4,723,787

Mr. Tate (8)	—	—	—

(1)	In the event of a termination of employment due to death or disability, unvested stock options and restricted stock units are vested in full, and a pro rata number of performance shares may be earned based on actual performance over the performance period.

(2)	Based on performance through Fiscal 2009 performance share awards were assumed to be earned as follows: 2007 award at 116%, 2008 award at 180%, and 2009 award at 180%.

(3)	Other than at the discretion of the Human Resources and Nominating Committee exercised at the time of the event of termination, an executive that is involuntarily terminated without cause will forfeit all unvested stock options and restricted stock units. A pro rata number of performance shares may be earned based on actual performance over the performance period.

(4)	This triggering event requires both a “change of control” and within three years thereafter either a termination by the executive for “good reason” or by the corporation without “cause.”

(5)	In the event of an involuntary termination without cause or a voluntary termination for good reason in connection with a change in control, unvested stock options and restricted stock units are vested in full and performance shares pay out at the higher of (i) the full number earned based on performance as of the date of the change in control, or (ii) the pro rata target number of performance shares. Based on performance through Fiscal 2009 the maximum number of performance shares would be earned at the same payout level assumed in Footnote 2.

(6)	Estimated total values are based on the highest gross amount of the change in control benefit payable under the applicable change in control employment agreement assuming that no reduction would apply. Actual amounts will depend on the individual tax circumstances of each executive and may be lower than the values shown in the table depending on whether any federal excise tax would be triggered. If federal excise tax is triggered, the agreements provide for a reduction in payments if the executive would receive a greater net benefit by reducing the amount to a level that would eliminate any federal excise tax.

(7)	Pursuant to the terms of his Key Employee Retention Plan dated May 2, 2000, Mr. Winkleman would receive severance pay equal to two years’ base salary, payable over 24 months, as well as 24 months of benefits and outplacement assistance in the event that he is involuntarily terminated without cause.

(8)	Mr. Tate, who served as acting Chief Financial Officer pending the appointment of a permanent successor, was not entitled, pursuant to the terms of the Letter Agreement governing his compensation, to receive any payments in the event his employment was terminated due to his death or disability, involuntary termination without cause, change in control, or otherwise. On December 9, 2008, Mr. Tate resigned upon the appointment of Michael S. Olsen as Chief Financial Officer. In connection with his resignation, the Human Resources and Nominating Committee of the Board of Directors awarded Mr. Tate a special bonus of $100,000 in recognition of his service to the corporation as acting Chief Financial Officer.
Triggering Events
Our Change of Control Employment Agreements and Equity Awards Agreements with our named executive officers define the termination events reflected in the table above as follows:
Change of Control. Any of the following would constitute a change of control under our Change of Control Employment Agreements and our Equity Awards Agreements:
•	Any individual, entity, or group acquires beneficial ownership of 40% or more of either our outstanding shares of Common Stock or the combined voting power of our outstanding voting securities, subject to limited exceptions;

•	A majority of the Board no longer consists of our current directors and other directors whose nomination or election was approved by a vote of at least a majority of the current directors and other similarly approved directors;

•	We are party to a business combination transaction; or

•	Our shareholders approve a complete liquidation or dissolution of the corporation.
Good Reason. Any of the following would constitute termination by the executive for good reason under the Change of Control Employment Agreements we have with each of our named executive officers:
•	Assignment of duties inconsistent with the executive’s current position, authority, duties, or responsibilities;

•	Failure to pay the compensation called for by the particular Change of Control Employment Agreement or substantially altering employee benefits from those currently provided;

•	Requiring relocation to an office at least 35 miles away, to a location other than our principal executive offices, or to travel substantially more on our business;

•	Termination other than as permitted in the applicable Change of Control Employment Agreement; or

•	Our successor’s failure to adhere to the terms of the applicable Change of Control Employment Agreement.

Other definitions. For the purposes of the table above, these terms have the following meanings:
•	“Disability” generally refers to a total and permanent incapacity of the executive to perform his or her duties.

•	“Cause” generally refers to: (A) willful and continued failure to perform employment duties in any material respect; (B) willfully engaging in illegal conduct or gross misconduct that materially harms us; or (C) conviction of, or a plea of guilty or no contest to, a felony (other than a traffic-related violation).

•	“Retirement” refers to either normal or early retirement from active employment with us or one of our subsidiaries under the retirement provisions of our pension plan.
Change of Control Payments
Change of Control Employment Agreements. We have entered into Change of Control Employment Agreements with each of our named executive officers, except Mr. Tate. The agreements provide that, in the event of a “change of control” (as defined in the agreements and summarized above), termination of the executive’s employment during the three years following the change of control, either by the executive for good reason or by the corporation without cause (as such terms are defined in the agreements and summarized above), we will pay the executive a lump sum equal to two times (three times in the case of the CEO) the sum of the executive’s base salary and annual bonus. In addition, we will provide the executive with outplacement services as well as medical insurance and other welfare benefits for a period of two years (three years in the case of the CEO). We will also pay the executive accrued benefits as of the termination date, including a pro rata bonus, and compensate the executive for any issued stock options, performance shares, or restricted stock awards, as described below. The Change of Control Employment Agreements also provide that, in the event the aggregate payment would cause a named executive officer to incur an excise tax obligation, we would reduce the aggregate payment to render the excise tax obligation inapplicable, rather than making a tax gross-up payment to such officer.
Equity Awards Agreements. We have issued stock options, performance shares, and restricted stock awards pursuant to our 2007 Stock Incentive Plan (together, “Equity Awards”) to our named executive officers, except for Mr. Tate, who received restricted stock awards for his service as a director but did not receive Equity Awards for his service as acting Chief Financial Officer. Each of the Equity Awards provides for a payment in the event of a “change in control,” as that term is defined in Section 9(b) of our 2007 Stock Inventive Plan. This definition is substantively identical to the definition of “change of control” in our Change of Control Employment Agreements, and the summary above is equally applicable to each term.
Pursuant to the terms of our Nonqualified Stock Option Agreements, in the event of a change in control, we will accelerate the vesting of all outstanding stock options and make such options fully exercisable, so that the executive will be eligible to receive the difference between the market price at the time of the change in control and the exercise price per share of Common Stock underlying the option, multiplied by the number of options exercised. Pursuant to the terms of our Performance Share Agreements, in the event of a change in control we will provide a lump sum cash payment equal to the greater of (i) the value of the performance shares earned as of the date of the change in control, or (ii) the value of the pro rata target number of performance shares through the date of the change in control. In the event of a change in control, we will also cash out all outstanding restricted stock awards issued under our Restricted Stock Award Agreements, irrespective of whether such awards are vested, by providing a cash payment equal to the product of the executive’s outstanding restricted stock awards multiplied by the value of the shares the date of the change in control.

Each of our Equity Awards Agreements require the named executive officers party to such agreements to: (1) refrain from disclosing confidential information, knowledge, or data relating to us or our affiliates that the executive gains during the course of his or her employment; (2) refrain from acting as a consultant, advisor, officer, employee, or owner of more than 3% of the equity of specified competitors or any related company engaged in competition with us for a period of two years beginning on the termination date; and (3) refrain from employing, soliciting the employment, or being involved in the hiring process of any person whom we have employed (other than a personal assistant hired to work directly for the executive) within the preceding three months for a period of two years beginning on the termination date. In the event of a breach of any of the foregoing provisions, the executive’s stock options will expire and the executive will forfeit his or her right to receive performance shares or restricted stock awards. In addition, we may be entitled to injunctive or other relief.

Director Compensation
Compensation for our non-employee directors is reviewed annually by the Committee with the assistance of FW Cook, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation.
Directors who are not employees, including Mr. Tate, receive an annual retainer fee of $70,000, as well as a fee of $1,500 for each Board and Board committee meeting attended. If the Chairman of the Board is not an employee of ours, he receives an additional annual retainer of $100,000. The chairs of the Audit Committee and Human Resources and Nominating Committee receive additional annual retainer fees of $15,000 and $12,500, respectively.
In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under our 2007 Stock Incentive Plan. The number of restricted stock units granted annually to each non-employee director is equal to $75,000 divided by the then current market price of our Common Stock. These restricted stock units become non-forfeitable one year after their grant and will be paid out one year after the director’s duties on the Board terminate. Other than with respect to Mr. Tate, directors who are our employees earned no additional remuneration for their service as directors. Under our Corporate Governance Principles directors are encouraged to own shares of the corporation’s Common Stock having a value at least equal to three times the annual cash retainer. The terms of the restricted stock units granted annually to non-employee directors effectively requires each director to hold an equity interest equal to 100% of the equity incentive compensation paid to such director until one year after retirement from the Board.
The following table summarizes the compensation of our non-employee directors during Fiscal 2009. Mr. Tate served as Chief Financial Officer on an interim basis during the first quarter of Fiscal 2009. For disclosure of his compensation for services as a director, refer to the All Other Compensation Table located on page 20 at footnote 5 to the Summary Compensation Table.
Non-Employee Director Compensation for Fiscal 2009

	Fees earned or paid			All other
Name	in cash	Stock awards (1)(2)	Option awards (2)	compensation (3)	Total
Steven L. Gerard	$99,000	$75,000	—	—	$174,000
John N. Hanson	$179,500	$75,000	—	$67,500	$322,000
Ken C. Johnsen	$90,000	$75,000	—	—	$165,000
Gale E. Klappa	$106,500	$75,000	—	—	$181,500
Richard B. Loynd	$99,500	$75,000	—	—	$174,500
P. Eric Siegert	$90,000	$75,000	—	—	$165,000

(1)	All assumptions made in the valuation of stock awards for financial statement reporting purposes are discussed in Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended October 30, 2009. The amounts shown in the Stock awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For each director, the grant date fair value of the restricted stock unit award granted on February 24, 2009 was $75,000.

(2)	Our non-employee directors serving during Fiscal 2009 had the following aggregate number of stock awards and option awards, respectively, outstanding at fiscal year end:

Name	Stock awards	Option awards
Mr. Gerard	30,271	—
Mr. Hanson	52,544	34,400
Mr. Johnsen	30,271	—
Mr. Klappa	6,791	—
Mr. Loynd	30,271	5,000
Mr. Siegert	30,271	33,750
For disclosure regarding Mr. Tate’s stock and option awards outstanding at the end of Fiscal 2009, refer to the Outstanding Equity Awards at Fiscal Year-End 2009 table on page 23.

(3)	Represents the dollar value of a life insurance premium paid by the corporation for a policy Mr. Hanson received when he was the corporation’s Chief Executive Officer.

Other Matters Relating to Executive Compensation
Accounting Considerations
In designing our compensatory programs, we consider the various accounting and disclosure rules associated with various forms of compensation as well as the share dilution and cash flow considerations associated with each program. The Committee seeks to implement plans and policies that maximize financial efficiency and avoid unnecessary or excessive share dilution. Each year, FW Cook conducts an annual study of the competitive share usage/dilution levels and the aggregate economic costs associated with long-term incentive compensation, and the Committee uses this analysis when setting an annual budget.
Tax Considerations
The Committee also reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides generally that the corporation may not deduct compensation of more than $1 million that is paid to “covered employees” which are the corporation’s Chief Executive Officer and its other three most highly compensated named executive officers at the end of the fiscal year, other than its Chief Financial Officer. Section 162(m) provides exemptions from the deduction limit for compensation that qualifies as “performance-based compensation” or is paid after the executive leaves our employment. The Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Committee’s broader compensation objectives and overall compensation philosophy.
In 2002, the corporation’s shareholders approved our Annual Bonus Compensation Plan. Under that plan, which we believe meets the requirements for qualifying “performance-based compensation,” the aggregate bonuses payable to the participating executive officers equals 10% of our income before taxes, depreciation, amortization, and certain other items. However, at year-end the Committee has the power to reduce (but not increase) the bonuses payable under the Annual Bonus Compensation Plan. For Fiscal 2009, “covered employees” formally participated in the Annual Bonus Compensation Plan, with the Committee exercising its discretion to reduce the amounts payable under such plan to the amounts reflected in the Bonus and Non-equity incentive plan compensation columns of the Summary Compensation Table.
As described on page 28, we have entered into agreements with our executive officers, except Mr. Tate, requiring that any distribution relating to equity incentive awards be deferred to the extent that it would otherwise result in the payment of compensation that we could not deduct for U.S. federal tax purposes due to Section 162(m). In Fiscal 2010, the corporation determined that it would not include a mandatory deferral requirement in the 2010 agreements with executive officers relating to equity incentive awards. The corporation determined that the administrative convenience of eliminating mandatory deferrals in Fiscal 2010 superseded the benefit of complete deductibility of equity incentive compensation awarded to the corporation’s covered officers.
Executive Stock Ownership
The Committee has established long-term ownership objectives for the Chief Executive Officer and the other executive officers, except Mr. Tate, equal to five times annual salary in the case of the Chief Executive Officer and two and one half times annual salary for the other executive officers. These objectives serve to align management and shareholder interests. This objective was not applicable to Mr. Tate during his service as acting Chief Financial Officer.

Effect of Past Grants
Although the Committee annually monitors amounts realizable from prior compensation, such as prior option or stock awards, to date such prior compensation has not been given significant consideration in the Committee’s decisions setting other elements of compensation, such as retirement benefits.
Performance Measure Restatements
Although the Committee has not adopted any formal policy regarding the adjustment or recovery of awards or payments if the performance measures upon which those awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, the Committee’s general position is that no executive officer should be allowed to retain any benefit attributable to an error in the determination of a performance measure.

Human Resources and Nominating Committee Report
As detailed in its charter, the Human Resources and Nominating Committee of the Board of Directors oversees Joy Global’s compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the corporation’s Annual Report on Form 10-K for the fiscal year ended October 30, 2009.

Respectfully,

Richard B. Loynd (Chair)
Steven L. Gerard
James H. Tate

Equity Compensation Plan Information
The following table summarizes information about the corporation’s equity compensation plans as of the end of Fiscal 2009. The corporation has no securities to be issued or available for future issuance under equity compensation plans not approved by security holders. All outstanding awards relate to Common Stock.

(c)
Number of securities
remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders (1)	3,634,045	$29.95	8,258,296 (2)
Notes:
(1)	Our 2001 Stock Incentive Plan was deemed approved by shareholders in connection with the approval of our plan of reorganization. Our 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. Our 2007 Stock Incentive Plan was approved by shareholders at the 2007 annual meeting. The maximum number of shares of Common Stock that may be delivered under the 2007 Stock Incentive Plan is determined on the basis of a formula equal to the sum of the following: (a) 10,000,000; (b) the number of shares of Common Stock that we repurchase with stock option exercise proceeds after February 22, 2007 (the “Effective Time”); (c) the number of shares of Common Stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires, or lapses without being exercised after the Effective Time; (d) the number of shares of Common Stock delivered to us by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (e) the number of shares of Common Stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.
(2)	Includes 805,438 shares of Common Stock, which is the maximum number of shares that may be issued under performance share awards granted in Fiscal 2007, Fiscal 2008, and Fiscal 2009; 119,702 shares of Common Stock deliverable under performance share and restricted stock unit awards granted prior to Fiscal 2009 (including shares deliverable upon settlement of deferred stock units resulting from the deferral of performance share and restricted stock unit award payouts); and 534,684 shares of Common Stock that may be issued under outstanding restricted stock unit awards.

Related Party Transactions
Pursuant to our bylaws, we indemnify our officers and directors in the event claims are made against them arising out of their service as an officer or director. In addition, we have entered into indemnification agreements with each of our officers and directors requiring us to indemnify them against claims made against them arising out of their service as an officer or director. Other than these indemnification arrangements, there were no other relationships or related transactions during Fiscal 2009 involving any director or executive officer (or any members of their immediate families) to which we or any of our subsidiaries was a party that are required to be disclosed under SEC rules.
Our Worldwide Business Conduct Policy prohibits the following conflict of interest situations, unless approved in accordance with our Related Person Transactions Policy, as described below, or by the Chief Executive Officer with respect to those situations involving employees who are not executive officers or “Related Persons,” as defined in the Related Person Transactions Policy:
•	Any ownership interest in any customer, supplier, or competitor, other than a nominal amount of stock in a publicly traded company;

•	Any consulting or employment relationship with any customer, supplier, or competitor;

•	Service on the board of directors of any customer, supplier, or competitor;

•	Any outside business activity which competes with any of our businesses or that interferes with the director, officer, or employee’s duties and responsibilities;

•	Supervising, reviewing, or having influence over the job evaluation, pay, or benefits of any close relative;

•	Taking advantage of a corporate opportunity discovered in the course of employment with us;

•	Selling anything to us or buying anything from us; and

•	Using corporate assets for other business or personal endeavors.
Our Related Person Transactions Policy establishes procedures for the review and approval or ratification of all related person transactions, as defined by SEC rules. The Related Person Transactions Policy requires the material facts of any proposed related person transaction to be submitted to the Chairman of the Audit Committee of the Board of Directors as soon as it is practicable to do so. The Chairman of the Audit Committee shall then determine whether, based on the facts of the transaction, whether the question is to be submitted to the full Audit Committee for further consideration. The Audit Committee will approve related person transactions only when it determines that the transaction in question is not inconsistent with the best interests of the corporation.
The Worldwide Business Conduct Policy and the Related Person Transactions Policy are posted on the corporation’s website: www.joyglobal.com.

AUDIT COMMITTEE REPORT
The Audit Committee has presented the following report for inclusion in this proxy statement.
The Audit Committee operates under a written charter that is available on the corporation’s website, www.joyglobal.com. The Audit Committee’s specific responsibilities are summarized under “Corporate Governance — Audit Committee and Audit Committee Financial Expert.”
Each of corporation management, the independent registered public accounting firm (“Independent Auditor”) and the Audit Committee has different roles and responsibilities with respect to the corporation’s financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our Independent Auditor, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, the Independent Auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our Independent Auditor. The Committee relies on the expertise and knowledge of management, the internal auditors and the Independent Auditor in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our Independent Auditor.
In performing its responsibilities in Fiscal 2009, the Audit Committee met with the Independent Auditor eight times and met with management eight times.
Management represented to the Committee that the corporation’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the Independent Auditor. The Committee discussed with the Independent Auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).
The Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the Independent Auditor that firm’s independence.
Based upon the Committee’s discussions with management and the Independent Auditor and the Committee’s review of the audited financial statements and the representations of management and the report of the Independent Auditor to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the corporation’s Annual Report on Form 10-K for the fiscal year ended October 30, 2009.

Respectfully,

Gale E. Klappa (Chair)
Steven L. Gerard
Ken C. Johnsen
P. Eric Siegert

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE
Ernst & Young LLP served as our Independent Auditor for Fiscal 2009. A representative of Ernst & Young is expected to be present at the 2010 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.
Audit Fees
Ernst & Young LLP billed us a total of $2,384,874 in fees for professional services rendered for the audit of our annual financial statements for Fiscal 2009, the audit of management’s assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q for Fiscal 2009. These fees are for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents, and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for Fiscal 2008 totaled $2,573,192.
Audit-Related Fees
Ernst & Young LLP billed us a total of $212,519 in fees for audit-related services in Fiscal 2009. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit including due diligence consultations, accounting consultations not specifically linked to audit work, and fees for access to electronic accounting research. Fees billed in this category for Fiscal 2008 totaled $18,174.
Tax Fees
Ernst & Young LLP billed us a total of $515,273 in tax fees in Fiscal 2009. These fees are for tax compliance, tax advice, and tax planning provided by Ernst & Young that are related to various federal, state, and international issues and entity restructuring. Fees billed in this category for Fiscal 2008 totaled $1,403,475.
All Other Fees
Ernst & Young LLP did not bill us for fees in the “All Other Fees” category in either Fiscal 2009 or Fiscal 2008.
Audit Committee Pre-approval Policies and Procedures
The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the Independent Auditor in order to assure that the provision of such services does not impair the auditor’s independence. Based on information presented to the Audit Committee by
Ernst & Young and our management, the Audit Committee has pre-approved defined audit, audit-related, tax, and other services for Fiscal 2010 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the Independent Auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the Independent Auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

Although Rule 2-01(c)(7)(i)(C) of Regulation S-X permits the Audit Committee to waive its pre-approval requirement under certain circumstances, the Audit Committee did not rely on that rule in approving any fees reported under the headings Audit-Related Fees, Tax Fees, and All Other Fees.
OTHER INFORMATION
Additional Matters
The Board of Directors is not aware of any other matters that will be presented for action at the 2010 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.
Submission of Shareholder Proposals
Shareholder proposals for the 2011 annual meeting must be received no later than September 28, 2010 at the corporation’s principal executive offices, 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin, 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy materials under Securities and Exchange Commission rules. Under the corporation’s bylaws, written notice of shareholder proposals for the 2011 annual meeting that are not intended to be considered for inclusion in next year’s annual meeting proxy materials (shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by the corporation at such offices, directed to the attention of the Secretary, not less than 75 nor more than 105 days before the first anniversary of this year’s meeting and must contain the information specified in the corporation’s bylaws. If the 2010 annual meeting concludes as scheduled on March 9, 2010, such materials must be submitted no earlier than November 24, 2010, nor later than December 23, 2010.
Cost of Proxy Solicitation
The corporation will pay the cost of preparing, printing, and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees of the corporation, without additional remuneration, may solicit proxies in person and by telephone, e-mail, or facsimile transmission. The corporation may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers, and other nominees having shares registered in their names that are beneficially owned by others.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the corporation during the last fiscal year and Forms 5 and amendments thereto furnished to the corporation with respect to the last fiscal year or written representations that no reports were required, the corporation is not aware that any director, officer, or beneficial owner of more than 10% of the corporation’s Common Stock failed to report on a timely basis transactions required to be reported during the last fiscal year by Section 16(a) of the Securities Exchange Act of 1934.

Annual Report on Form 10-K
A copy (without exhibits) of the corporation’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 30, 2009 is being provided with this proxy statement. The corporation will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of Shareholder Relations at Joy Global Inc., 100 East Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.
By order of the Board of Directors.
SEAN D. MAJOR
Executive Vice President, General Counsel and Secretary
January 26, 2010

Directions to the Joy Global Inc. 2010 Annual Meeting of Shareholders
InterContinental Hotel,
139 East Kilbourn Avenue
Grand Salon III
Milwaukee, Wisconsin
From the North:
I-43 South to WI-145 East to Exit 73A, toward Fond du Lac/McKinley Avenue
East on McKinley Avenue to Water Street
Turn right on Water Street
Turn right on East Kilbourn and continue to 139 East Kilbourn
From the West:
I-94 East to I-43 North, Exit 310B
North on I-94 to Exit 73A, toward Fond du Lac/McKinley Avenue
East on McKinley Avenue to Water Street
Turn right on Water Street
Turn right on East Kilbourn and continue to 139 East Kilbourn
From the South:
I-94 North to Exit 73A, toward Fond du Lac/McKinley Avenue
East on McKinley Avenue to Water Street
Turn right on Water Street
Turn right on East Kilbourn and continue to 139 East Kilbourn

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PROXY
JOY GLOBAL INC.
Annual Meeting of Shareholders
March 9, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, having received the Company’s Notice of Annual Meeting and proxy statement dated January 26, 2010, and Annual Report on Form 10-K for the year ended October 30, 2009, hereby appoints MICHAEL W. SUTHERLIN and SEAN D. MAJOR, and each of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of the Company to be held on Tuesday, March 9, 2010, at 7:30 a.m., at the InterContinental Hotel, 139 E. Kilbourn Avenue, Grand Salon III, Milwaukee, Wisconsin, and any postponements or adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at such meeting, as indicated on the reverse side of this card and, in their discretion, upon such other matters as may properly come before the meeting.
(Continued and to be marked, signed, and dated on reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
JOY GLOBAL INC.
March 9, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Proxy Statement, Proxy Card, and 2009 Annual Report
are available at www.joyglobal.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach and mail in the envelope provided.  â
■  20830000000000000000  4                                                                             030910

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors							FOR	AGAINST	ABSTAIN
					2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.	☐	☐	☐

NOMINEES
☐ ☐ ☐	FOR ALL NOMINEES	¡	Steven L. Gerard
	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡	John Nils Hanson Ken C. Johnsen Gale E. Klappa Richard B. Loynd P. Eric Siegert Michael W. Sutherlin James H. Tate
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENTS THEREOF.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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